Exhibit 10.3

AGREEMENT

This Agreement is made as of the 6th day of June, 2007 by and between REDUCT NV (further called “Company”), a company organised and existing under the laws of Belgium with registered office at 42 Molenberglei, 2627 Schelle, Belgium, and GEOSPATIAL MAPPING SYSTEMS, INC., a company incorporated under the laws of the state of Delaware, with registered office at 229 Howes Run Road, Sarver, Pennsylvania, USA 16055 (further called “Geospatial”). The Company and Geospatial agree as follows:

1.	Representations

1.1	Geospatial represents to Reduce and Delta Networks that Geospatial has entered into a letter of intent to execute a “reverse merger” with a fully reporting ‘“public-shell” company. Upon completion of the share exchange agreement and/or acquisition or disposition of assets Geospatial will become a wholy-owned subsidiary of the public company. Upon the consummation of the reverse merger transaction, the public company will change its name to GEOSPATIAL CORPORATION with trading symbol “GEOM”, or similar, (OTC Bulletin Board) and the existing management of Geospatial will assume management and full control of the public company’s board of directors and will carry on Geospatial’s business (“Geospatial Corporation”). Geospatial intends to consummate the reverse merger during the months of June or July 2007 or soon thereafter, however there can be no guarantee that the anticipated transaction will occur, and Geospatial may elect to fund its capital needs through private equity sources.

1.2	Delta Networks Limited SA, is a company incorporated under the laws of Luxembourg (“Delta Networks”) and owner of over 99% of the outstanding shares in Reduct NV.

1.3	Mark A. Smith is an individual residing at 1001 Carlisle Street, Natrona Heights, Pennsylvania, USA 15065 (“Smith”) and owner of over 60% of the outstanding shares in Geospatial.

2.	Definitions and Exclusive License and Distribution Agreement

2.1	This Agreement is an extension of the existing Exclusive License and Distribution Agreement dated August, 2006 between the Company and Geospatial (“License and Distribution Agreement”) and all its definitions, terms and conditions of the License and Distribution Agreement remain unchanged, valid and in effect.

2.2	Delta Networks appears in this Agreement in order to effect the offer to Geospatial of the right to purchase from Delta Networks shares in Reduct and the acceptance by Delta Networks of its right to purchase shares in Geospatial or Geospatial Corporation from Smith and/or through the purchase of newly issued shares, only.

2.3	Smith appears in this Agreement in order to effect the offer to Delta Networks of its right to purchase shares in Geospatial or Geospatial Corporation from Smith and/or through the purchase of newly issued shares, only.

3.	Payments due under the Exclusive License and Distribution Agreement

3.1	Under the terms and conditions of the License and Distribution Agreement, and in particular under clauses 3.1.6 and 17, at this date Geospatial is due to the Company and the Company has a claim on Geospatial for the following amounts:

(i)	€ 92,160,41 as payment for Products delivered and made ready for delivery by the Company to Geospatial under the License and Distribution Agreement; and

(ii)	€ 500,000 as payment of an additional fee under clause 3.3 of the License and Distribution Agreement.

3.2	It is hereby agreed that:

(i)	The amount of € 92,160,41 shall be paid by Geospatial to the Company by June 15, 2007; and

(ii)	The amount of € 500,000 shall be paid by Geospatial to the Company in two installments, i.e.: € 250,000 at the latest by July 31, 2007 and 250,000 at the latest by August 31, 2007.

4.	Geospatial purchase of 10% of Reduct NV shares and effect of such purchase

4.1	Geospatial or Geospatial Corporation, at its sole option, shall have the right to purchase before October 31, 2007 from Delta Networks a minority holding of 10% of the outstanding common shares in Reduct NV for a purchase price of € 2,000,000 (EURO Two million) (the “Purchase”).

4.2	Upon the closing of the Purchase and as long as Geospatial or Geospatial Corporation holds at least 10% of the outstanding shares in Reduct NV, the Geospatial exclusivity under the License and Distribution Agreement shall hold (the “Hold”) in case the intercompany sales performance falls below 70% of the Intercompany Sales (“IS”) as defined in its Schedule 3.1 for any given year. PROVIDED THAT:

(i)	the obligation to pay a fee of € 500,000 (EURO Five hundred thousand) on January 15, 2008 under its clause 3.3 remains in full force and effect;

(ii)	the obligation to pay and the amounts of Exclusivity fee for any given year against 70-80% of IS Performance, as specified in its Schedule 3.1, remain in full force and effect:

(iii)	the amount of Intercompany Sales as specified in its Schedule 3.1 from the year 2009 onwards shall remain but with a minimum obligation of € 3 Million (EURO Three million) Intercompany Sales;

(iv)	the Hold of the Geospatial exclusivity shall be restricted to the USA only; and (v) all terms and conditions of the License and Distribution Agreement remain otherwise in full force and effect.

5.	Geospatial purchase right to 90% of Reduct NV shares

Upon the consummation of the Purchase, Geospatial or Geospatial Corporation shall have the right until October 31, 2008 to purchase from Delta Networks the remaining 90% of the outstanding shares in Reduct NV and all Reduct NV’s IP (Intellectual Property) for an amount of € 18 Million (EURO Eighteen Million) in cash.

6.	Delta Networks purchase right to 3 Million shares in Geospatial

In order to induce Delta Networks to agree providing an option to Geospatial or Geospatial Corporation to the Purchase, as well as to enter into this Agreement as well as the continuation of the existing License and Distribution Agreement, Delta Networks, at its sole option, shall have the right until October 31, 2009 (the “Date”) to purchase 3,000,000 (Three million) shares in Geospatial or Geospatial Corporation (the “Shares”) at a purchase price per share of 0.50 $ (USD 50 dollar cent) (the “Price”) from Smith and/or through the purchase of newly issued shares (hereinafter the “Right to Purchase”) and Smith, Geospatial and Geospatial Corporation will to this effect cause the shareholders and/or the Board of Geospatial or Geospatial Corporation to accept such shareholder transfer or share issue through provisions in the Geospatial or Geospatial Corporation’s articles of association or shareholders agreement, such as provisioning for an authorised capital clause in the Articles of Association of Geospatial or Geospatial Corporation, or otherwise.

The Right to Purchase shall he exercisable by written notice (the “Notice”) delivered to Geospatial or Geospatial Corporation by registered mail or by overnight courier at any time until the Date stating that Delta Networks intends to exercise its right. In case Delta Networks has not been able to consumate its right within 4 (four) months of the Notice due to the default by Geospatial or Geospatial Corporation to implement the required corporate decisions effecting a capital increase allowing Delta Networks to consumate its right through the purchase of newly issued shares. Delta Networks shall have the right to purchase from Smith and Smith shall have the obligation to sell to Delta Networks the Shares at the Price.

7.	Counterparts

This Agreement is executed in four counterparts, each Party recognizing having received one copy.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GEOSPATIAL MAPPING SYSTEMS, INC.		REDUCT NV

By:	Mark A. Smith	By:	Otto Ballintijn
Title:	Chairman/CEO	Title:	Managing Director

DELTA NETWORKS LIMITED SA		Mark A. Smith

By:	Peter Magnus	By:	Mark A. Smith
Title:	President/CEO	Title:	Individual

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